EXHIBIT H(1)(i)

AMENDED SCHEDULE A

with respect to the

ADMINISTRATION AGREEMENT

between

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

and

ING FUNDS SERVICES, LLC

Series	Administrative Services Fee
(as a percentage of managed assets)
ING VP Strategic Allocation Conservative Portfolio	.055% on the 1st $5 billion .030% over $5 billion

ING VP Strategic Allocation Growth Portfolio	.055% on the 1st $5 billion .030% over $5 billion

ING VP Strategic Allocation Moderate Portfolio	.055% on the 1st $5 billion .030% over $5 billion